UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2004

CVB FINANCIAL CORP.
 (Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	0-10140 (Commission file number)	95-3629339 (I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California of principal executive offices)	91764 (Zip Code)

Registrant’s telephone number, including area code: (909) 980-4030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

Item 8.01 Other Events

CVB Financial Corp. (“the Company”) and its principal subsidiary, Citizens Business Bank, and Granite State Bank, jointly announced on October 21, 2004 that the two financial institutions have executed a definitive merger agreement. This agreement provides for Granite State Bank to merge with and into Citizens Business Bank. Citizens Business Bank will represent the continuing operation.

The definitive agreement provides that Citizens Business Bank will acquire Granite State Bank for an aggregate purchase price of $19.00 per share, or approximately $27 million, including costs associated with the cancellation of stock options. The total purchase price will be paid one-half in the Company’s Common Stock and one-half in cash in a cash/stock election merger. The transaction will be handled under purchase accounting. The transaction is subject to shareholder and regulatory approval and other customary conditions.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2004	CVB FINANCIAL CORP. By: /s/ Edward J. Biebrich Jr. Edward J. Biebrich Jr., Executive Vice President and Chief Financial Officer

Exhibit Index

99.1 Press Release, dated October 21, 2004